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                                                              EXHIBIT 5 AND 23.2




                                                                November 2, 2000

The Hartford Financial Services Group, Inc.
Hartford Plaza
Hartford, Connecticut 06115-1900

Ladies and Gentlemen:

We have acted as counsel to The Hartford Financial Services Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933 (the "Act") relating to (a) 17,211,837 shares
                                                          -
of the Company's Common Stock, par value $.01 per share (the "Common Stock"), reserved for issuance pursuant to the Company's 2000 Incentive Stock Plan, (b)
                                                                            -
65,241 shares of Common Stock reserved for issuance under the Company's 2000 Planco Non-Employee Option Plan, (c) 10,244,716 shares of Common Stock reserved
                                  -
for issuance under the Company's 1995 Incentive Stock Plan (the 2000 Incentive Stock Plan, the 2000 Planco Non-Employee Option Plan and the 1995 Incentive Stock Plan being collectively referred to as the "Plans") and (d) 27,521,794
                                                               -
Series A Participating Cumulative Preferred Stock Purchase Rights (the "Rights") which are appurtenant to and trade with the Common Stock, reserved for issuance in connection with the issuance of such of Common Stock pursuant to the Company's Rights Agreement, dated as of November 1, 1995, with The Bank of New York as Rights Agent (the "Rights Plan").

We are familiar with the written documents which comprise the Plans, and in rendering the opinion expressed below, we have examined and are relying on originals, or copies certified or otherwise identified to our satisfaction, of such other corporate records, documents, certificates or other instruments, as in our judgment are necessary or appropriate as a basis for such opinion.

Based on the foregoing, we are of the opinion that authorized but previously unissued shares of Common Stock which may be issued by the Company pursuant to the Plans, and the Rights appurtenant thereto, have been duly authorized and when issued in accordance with the terms of the Plans and the Rights Plan will be validly issued, fully paid and non-assessable.
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We hereby consent to the filing of this opinion as an exhibit to the Company's
Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,


                              /s/ Debevoise & Plimpton